Exhibit 10.2

AETHLON MEDICAL, INC.

UNSECURED PROMISSORY NOTE
DUE APRIL 30, 2012
NON-CONVERTIBLE

$360,185.00	June 28, 2011

Aethlon Medical, Inc., a Nevada corporation (the “Company”), for value received, hereby promises to pay to Tonaquint, Inc., a Utah corporation (the “Holder”), the principal sum of Three Hundred Sixty Thousand One Hundred Eighty Five Dollars ($360,185) on April 30, 2012 (the “Maturity Date”) with interest from the date hereof (computed on the basis of a 365-day year) at the rate per annum of six percent (6%) until paid in full. This Note is issued on June 28, 2011 pursuant to a certain Termination Agreement between the Company and the Holder (the “Agreement”) of even date herewith. Interest accrued under this Note shall be payable monthly, in arrears, on the first business day of each calendar month commencing on July 1, 2011. The Company may elect to make interest payments in either (a) cash, or (b) shares of the Company’s common stock (determined by dividing the interest amount payable by 80% of the average of the closing bid prices for the three (3) trading days with the lowest closing bid prices during the twenty (20) trading days immediately preceding the payment date). Principal and all accrued but unpaid interest shall be paid in cash in one lump sum on the Maturity Date.  The place and instructions for the payment of interest and principal to Holder are as follows:  St. George Investments, LLC, 303 East Wacker Drive, Suite 1200, Chicago, Illinois 60601

1.           General.  This Note is transferable only upon written consent of the Company, which consent shall not be unreasonably withheld, and by surrender thereof at the principal office of the Company, duly endorsed by, or accompanied by a written instrument of transfer duly executed by, the registered Holder of this Note or his or its attorney duly authorized in writing; provided, however, that the Holder may transfer this Note to any of its affiliates upon prior written notice but without obtaining the Company’s prior consent provided that all investment decisions of such affiliate are made by or within the control of, Mr. John Fife.

2.           PrePayment.  This Note and all principal and interest due or to become due hereunder shall be subject to prepayment, without penalty, by the Company at any time or from time to time, in whole or in part, until the final maturity of the Note.

3.           Events of Default.  An “Event of Default” occurs if:

(a)           the Company defaults in the payment of interest on this Note when the same becomes due and payable and the default continues for ten (10) days after notice thereof is given to the Company;

(b)           the Company defaults in the payment of the principal of this Note when the same becomes due and payable and the default continues for ten (10) days after notice thereof;

(c)           the Company, pursuant to or within the meaning of any Bankruptcy Law (A) admits in writing its inability to pay its debts generally as they become due, (B) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (C) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (D) consents to the appointment of a bankruptcy trustee (a “Bankruptcy Trustee”) of its or for any part of its property, (E) consents to or acquiesces in the institution of bankruptcy or insolvency proceedings against it, (F) applies for, consents to or acquiesces in the appointment of a Bankruptcy Trustee, (G) makes a general assignment for the benefit of its creditors, or (H) takes any corporate action for any of the foregoing purposes;

(d)           a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company in an involuntary case or proceeding under any Bankruptcy Law which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company, (B) appoint a Bankruptcy Trustee of the Company or for any part of its property, or (C) order the winding-up or liquidation of its affairs and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(e)           any bankruptcy or insolvency petition or application is filed, or any bankruptcy or insolvency proceeding is commenced against the Company and such petition, application or proceeding is not dismissed within 60 days.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

4.           Remedies.  Upon the occurrence of an Event of Default, interest shall accrue on the unpaid principal balance, as well as any accrued but unpaid interest, penalties and fees, at the rate of 15% per annum. Additionally, if an Event of Default occurs and is continuing, the Holder may, by notice of the Company, declare all unpaid principal and accrued interest then outstanding (if not then due and payable) to be due and payable and, upon any such declaration, the same shall become and be immediately due and payable.  If an Event of Default specified in Section 3(c), 3(d) or 3(e) in respect of the Company occurs, all unpaid principal and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder.  The Holder by notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the non-payment of the principal of the Note which has become due solely by such declaration of acceleration, have been cured or waived, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, and (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

5.           Interest Limitation.  If a law, which applies to this Note and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this Note exceed the permitted limits, then:  (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from the Company which exceeded permitted limits will be refunded to the Company.  The Holder may choose to make this refund by reducing the principal owed under this Note or by making a direct payment to the Company.

6.           Consent to Jurisdiction.  This Note shall be deemed governed by the laws of the State of California and such laws shall apply to the interpretation and enforcement of this Note.   Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of San Diego or the state courts of the State of California sitting in the County of San Diego in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. Nothing in this subsection shall affect or limit any right to serve process in any other manner permitted by law.

7.           Unconditional Obligation.  No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the currency or where contemplated herein in shares of the Company’s common stock, as applicable, as herein prescribed.  This Note is a direct obligation of the Company.

8.           Miscellaneous.

(a)           The Company and all endorsers of this Note hereby waive presentment, demand, protest or notice of any kind in connection with the delivery, acceptance, performance or enforcement of this Note.

(b)           No provision thereof shall alter or impair the obligation of the Company which is absolute and unconditional, to pay the principal and interest on this Note as herein prescribed.

(c)           If any action at law or in equity is necessary to enforce this Note or to collect payment under this Note, the Holder shall be entitled to recover reasonable attorneys’ fees directly related to such enforcement or collection actions.

AETHLON MEDICAL, INC. By: ____________________________________ Name: __________________________________ Title: ___________________________________